UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

Z.H.R. Industrial Zone
P.O. Box 32, Rosh Pina, Israel 12000
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

2008 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Ohad Bashan
Chief Executive Officer
OTI America, Inc.
2 Executive Drive, Suite 740
Fort Lee, New Jersey 07024
(201) 944-3233
(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Edwin L. Miller Jr., Esq.	Shmuel Zysman, Adv.
Zysman, Aharoni, Gayer & Co. & Sullivan &	Zysman, Aharoni, Gayer & Ady Kaplan & Co.
Worcester & Co. LLP	Law Offices
One Post Office Sq.	41-45 Rothschild Bl., "Beit-Zion"
Boston, Massachusetts 02109	Tel Aviv 65748, Israel
(617) 338-2800	(011) 972-3-795-5555

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary shares, par value NIS 0.1 per share	1,500,000	$2.99	(2)	$4,485,000	(2)	$176.26

(1)	Plus such indeterminate number of ordinary shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon $2.99, the average of the high and low sales prices of the registrant’s ordinary shares on the Nasdaq Global Market on March 4, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual information *

        * The documents containing the information in this item will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Company are incorporated herein by reference and made a part hereof:

—	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on June 25, 2007 (SEC File No. 0-49877);

—	the Company’s Reports on Form 6-K furnished to the SEC on March 6, 2007, on March 29, 2007, on May 31, 2007, on August 28, 2007 and on November 27, 2007 (excluding all financial information not prepared in accordance with US generally accepted accounting principles (GAAP), identified as Non-GAAP financial information or measures); and

—	the description of the Company’s ordinary shares contained in its Registration Statement on Form 8-A filed with the SEC on June 19, 2002 (SEC File No. 0-49877).

        In addition, unless otherwise stated herein, all documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent, if at all, stated therein, certain reports on Form 6-K furnished by the Company prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

        Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. The Company’s articles of association include such a provision. An Israeli company may not exculpate an office holder in advance from his or her liability towards the company which is caused by a breach of duty of care in case of Distribution (as such term is defined in the Companies Law). An Israeli company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

        Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to the following:

—	a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by court, provided that the indemnification shall be limited to events which are determined by the board of directors, are foreseeable in light of the company’s activities at the time when the obligation for indemnification is granted, and to amounts and standards which are determined by the board of directors as reasonable in such event, and provided that the obligation for indemnification will specify the said events and amounts or standards;

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder due to investigation or proceedings instituted against the office holder by an authority authorized to conduct such investigation or proceedings and ended without filing an indictment against him and without imposing monetary liability as an alternative to criminal proceedings or ended without filing an indictment against him but in imposing monetary liability as an alternative to criminal proceedings for a crime that does not require proof of criminal intent.

        An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if a provision authorizing such insurance is included in its articles of association:

—	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care to the company or to a third party; and

—	a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify, exculpate or insure an office holder against any of the following:

—	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care committed intentionally or recklessly except if such recklessness is made solely negligently;

—	an act or omission committed with intent to derive illegal personal benefit; or

—	a fine levied against the office holder.

        The Company’s articles of association provide that the Company may indemnify and insure its office holders to the fullest extent permitted by the Companies Law. The Company’s office holders are currently covered by a directors and officers’ liability insurance policy with an aggregate claim limit of $5 million.

Item 8.	Exhibits.

        See the Exhibit Index attached hereto for a list of the exhibits being filed with this Registration Statement.

Item 9.	Undertakings.

    (a)        The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rosh Pina, State of Israel, on this __ day of March, 2008.

ON TRACK INNOVATIONS LTD. By: /s/ ODED BASHAN —————————————— Oded Bashan Chairman of the Board of Directors Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Oded Bashan, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ ODED BASHAN —————————————— Oded Bashan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 6, 2008

/S/ GUY SHAFRAN —————————————— Guy Shafran	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2008

/S/ RONNIE GILBOA —————————————— Ronnie Gilboa	Vice President - Projects and Director	March 6, 2008

/S/ SHLOMI TUSSIA-COHEN —————————————— Shlomi Tussia-Cohen	Director	March 6, 2008

/S/ OHAD BASHAN —————————————— Ohad Bashan	President Director	March 6, 2008

/S/ ELIEZER MANOR —————————————— Eliezer Manor	Director	March 6, 2008

/S/ ORA SETTER —————————————— Ora Setter	Director	March 6, 2008

/S/ ELI AKAVIA —————————————— Eli Akavia	Director	March 6, 2008

/S/ RA'ANAN ELLRAN —————————————— Ra'anan Ellran	Director	March 6, 2008

Authorized Representative in the United States: OTI AMERICA, INC. /S/ OHAD BASHAN —————————————— Ohad Bashan	March 6, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Specimen share certificate*

4.2	Memorandum of Association, dated as of February 14, 1990, and Certificate of Change of Name, dated as of July 22, 1998*

4.3	Amended Articles of Association dated as of June 14, 2002*

5.1	Opinion of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)

23.1	Consent of Somekh, Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm

23.2	Consent of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature page to the Registration Statement)

99.1	2008 Employee Stock Purchase Plan

*	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.